Exhibit 24

                                POWER OF ATTORNEY

         This statement confirms that the undersigned, Wayland R. Hicks, has authorized and designated each or any of Roger E. Schwed, General Counsel of United Rentals, Inc. (the "Company"), Joli Lyn Gross, Associate General Counsel of the Company, and John Bessonette of Kramer Levin Naftalis & Frankel LLP, to execute and file on the undersigned's behalf all reports on Forms 3, 4 and 5 that the undersigned may be required to file with the U.S. Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended as a result of the undersigned's position as a director of, and direct or indirect beneficial ownership of, or transactions in, securities of, United Rentals, Inc. The authority granted under this Power of Attorney shall exist and continue until the undersigned is no longer required to file such reports with respect to the ownership of or transactions in the securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that none of the persons named above is assuming any of the undersigned's responsibilities to comply with the Securities Exchange Act of 1934.


Dated: As of June 4, 2007


Signature: /s/ Wayland R. Hicks
           -----------------------------
Name:      Wayland R. Hicks